                        SECURITY AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                       INTRABIOTICS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46116T993
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 18, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the one pursuant to which this Schedule is filed:

X          Rule 13d-1(b)

X          Rule 13d-1(c)

[ ]        Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-------------------                                            -----------------
CUSIP NO. 46116T993                      13G                   PAGE 2 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. Identification No. Of Above Person

           MPM BioEquities Adviser LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b) X
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
          NUMBER OF                  5     SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY              276,000 (1)
           EACH                      -------------------------------------------
      REPORTING PERSON               6     SHARED VOTING POWER
           WITH                            None
                                     -------------------------------------------
                                     7     SOLE DISPOSITIVE POWER
                                           276,000 (1)
                                     -------------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                           None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           276,000 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [   ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.25%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IA
--------------------------------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 46116T993                      13G                   PAGE 3 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. Identification No. Of Above Person

           MPM BioEquities Master Fund L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b) X
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Bermuda
--------------------------------------------------------------------------------
          NUMBER OF                  5     SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY              273,065 (1)
           EACH                      -------------------------------------------
      REPORTING PERSON               6     SHARED VOTING POWER
           WITH                            None
                                     -------------------------------------------
                                     7     SOLE DISPOSITIVE POWER
                                           273,065 (1)
                                     -------------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                           None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           273,065 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [   ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.25%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 46116T993                      13G                   PAGE 4 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. Identification No. Of Above Person

           MPM BioEquities Fund GmbH & Co. KG
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b) X
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Germany
--------------------------------------------------------------------------------
          NUMBER OF                  5     SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY              2,935 (1)
           EACH                      -------------------------------------------
      REPORTING PERSON               6     SHARED VOTING POWER
           WITH                            None
                                     -------------------------------------------
                                     7     SOLE DISPOSITIVE POWER
                                           2,935 (1)
                                     -------------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                           None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,935 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [   ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.056%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 46116T993                      13G                   PAGE 5 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. Identification No. Of Above Person

           Kurt von Ernster
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b) X
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
          NUMBER OF                  5     SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY              276,000 (1)
           EACH                      -------------------------------------------
      REPORTING PERSON               6     SHARED VOTING POWER
           WITH                            None
                                     -------------------------------------------
                                     7     SOLE DISPOSITIVE POWER
                                           276,000 (1)
                                     -------------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                           None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           276,000 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [   ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.25%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  Intrabiotics Pharmaceuticals, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2483 East Bayshore Road, Suite 100, Palo Alto, CA 94303

Item 2(a).        Names of Person Filing:

                  MPM BioEquities Adviser LLC
                  MPM BioEquities Master Fund L.P.
                  MPM BioEquities Fund GmbH & Co. KG
                  Kurt von Emster

Item 2(b).        Business Mailing Address for the Person Filing:

                  c/o MPM Capital L.P.
                  601 Gateway Blvd., Suite 350
                  South San Francisco, CA 94080

Item 2(c).        Citizenship:

                  MPM BioEquities Adviser, LLC was organized in Delaware, MPM BioEquities Master Fund L.P., was formed under the laws of Bermuda and MPM BioEquities Fund GmbH & Co. KG which was formed in Germany. Kurt von Emster is a citizen of the United States.

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  46116T993

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  MPM BioEquities Adviser LLC is an investment adviser in accordance with Rule 13d-1(b) (1) (ii) (E).

Item 4.           Ownership:

                  (a)      Amount Beneficially Owned:

                           276,000 shares of Common Stock (1)

                  (b)      Percent of Class Owned:
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                           5.25%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                     276,000 shares of Common Stock (1)

                           (ii)     shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the disposition of:
                                    276,000 shares of Common Stock (1)


                           (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                  Not Applicable

         (1) (1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and control person of such entity. MPM BioEquities Adviser is the adviser of MPM BioEquities Master Fund L.P., and the MPM BioEquities Fund GmbH & Co. KG. 273,065 of the shares are held of record by MPM BioEquities Master Fund L.P., and 2,935 of the shares are held of record by MPM BioEquities Fund GmbH & Co. KG. Each reporting person group disclaims beneficial ownership of securities except to the extent of their pecuniary interest therein.

                  Kurt von Emster is a manager of MPM BioEquities Adviser, LLC, he has the voting and dispositive power with respect to the shares held by each of theses entities and disclaims beneficial ownership of securities, except to the extent of their pecuniary interest therein.
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 18, 2004



MPM BIOEQUITIES ADVISER LLC
Adviser to:

MPM BIOEQUITIES MASTER FUND, LP

MPM BIOEQUITIES FUND GMBH & CO. KG



By:     /s/ Kurt von Emster
       ------------------------------------
       Name: Kurt von Emster
       Title: Manager

By:    /s/ Kurt von Emster
       ------------------------------------
       Kurt von Emster